ORIX

Amendment to Loan Documents

Borrower: **eFashion Solutions, LLC,**
a New Jersey limited liability company

Address: **80 Enterprise Avenue South**
Secaucus, New Jersey 07094

Date: **December 30, 2010**

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between ORIX Venture Finance LLC, a Delaware limited liability company ("ORIX") and the borrower named above ("Borrower").

The Parties agree to amend the Loan and Security Agreement between them, dated April 18, 2008 (as amended, the "Loan Agreement"), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1. Consent to Subordinated Debt from ABS Capital. Borrower has advised ORIX that Borrower wishes to incur $1,500,000 of unsecured Indebtedness in favor of ABS Capital (the "ABS Debt"). Borrower is prohibited from doing so absent compliance with Section 4.5 of the Loan Agreement. ORIX hereby consents to the Borrower incurring the ABS Debt provided that ABS Capital execute a Debt Subordination Agreement in favor of ORIX, on the standard form of ORIX, with such changes thereto as are acceptable to ORIX in its good faith business judgment.

2. Modified EBITDA-Cap Ex Financial Covenant. The portion of Section 6 of the Schedule to the Loan Agreement, which presently reads as follows

> EBITDA-Cap Ex: Borrower's EBITDA minus its capital expenditures ("EBITDA-Cap Ex") shall be not less than the following amounts during the following periods:

Period	EBITDA-Cap Ex
For the 12 months ending March 31, 2010	($1,400,000)
For the 12 months ending June 30, 2010	($2,000,000)

For the 12 months ending September 30, 2010	($2,900,000)
For the 12 months ending December 31, 2010	($3,000,000)
For the 12 months ending March 31, 2011	($2,400,000)

For all periods after March 31, 2011 through the Maturity Date, covenants as to EBITDA-Cap Ex will be set in a written agreement by ORIX and Borrower, at mutually agreeable levels, based on Board-approved projections, but in no event shall such level in any period represent less than a 15% improvement over the immediately preceding period. For example, the minimum EBITDA-Cap Ex for the twelve months ended June 30, 2011 shall be set at mutually agreeable levels based on Board-approved projections, but shall not be less than ($2,040,000) (15% improvement over the minimum EBITDA-Cap Ex for the twelve months ended March 31, 2011 of ($2,400,000)).

Minimum Cash. Borrower shall, at all times, maintain unrestricted cash in demand Deposit Accounts in Borrower's sole name in the United States in a total amount not less than $1,000,000.

is hereby amended to read as follows:

Minimum EBITDA: Borrower shall maintain EBITDA of not less than the following amounts during the following periods:

Period	EBITDA
For the 12 months ending March 31, 2011	($1,650,000)
For the 12 months ending June 30, 2011	($1,350,000)
For the 12 months ending September 30, 2011	($1,250,000)
For the 12 months ending December 31, 2011	$500,000

For all periods after December 31, 2011 through the Maturity Date, covenants as to EBITDA will be set in a written agreement by ORIX and Borrower, at mutually agreeable levels, based on Board-approved projections, but in no event shall such level in any period represent less than a 15% improvement over the immediately preceding period. For example, the minimum EBITDA for the twelve months ended March 31, 2012 shall be set at mutually agreeable levels based on Board-approved projections, but shall not be less than $575,000 (15% improvement over the minimum EBITDA for the twelve months ended December 31, 2011 of $500,000.

Minimum Cap Ex: Borrower's capital expenditures ("Cap Ex") shall not exceed the following amounts during the following periods:

Period	Cap Ex
For the 12 months ending March 31, 2011	$1,400,000
For the 12 months ending June 30, 2011	$1,400,000
For the 12 months ending September 30, 2011	$1,400,000
For the 12 months ending December 31, 2011	$1,400,000

Minimum Cash. Borrower shall, at all times, maintain unrestricted cash in demand Deposit Accounts in Borrower's sole name in the United States in a total amount not less than $1,000,000.

3. Representations True. Borrower represents and warrants to ORIX that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

4. General Release. In consideration for ORIX entering into this Amendment, Borrower hereby irrevocably releases and forever discharges ORIX, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the "Releasees"), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, which Borrower now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment (collectively, the "Released Claims"). Borrower hereby irrevocably waives the benefits of any and all statutes and rules of law to the extent the same provide in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release. Borrower represents and warrants that it has not assigned to any other Person any Released Claim, and agrees to indemnify ORIX against any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs, including but not limited to reasonable attorneys' fees of counsel of ORIX's choice and costs, which ORIX may sustain or incur as a result of a breach or purported breach of the foregoing representation and warranty. It is the express intent of Borrower that the foregoing release be construed as broadly as possible in favor of Releasees, so as to foreclose forever the assertion by Borrower of any claims released hereby against the Releasees. Borrower understands that the provisions of this Section are a material consideration in the agreement of ORIX to enter into this Amendment. Borrower has executed this Amendment and the foregoing without any duress, coercion, or undue influence exerted by or on behalf of any person. Borrower agrees not to sue any Releasee or in any way assist any other person or entity in suing any Releasee with respect to any Released Claim. This Amendment may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein

5. **General Provisions.** Borrower represents and warrants to ORIX that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct. This Amendment and the Loan Agreement and all acts, transactions disputes and controversies arising hereunder or thereunder or relating hereto or thereto, and all rights and obligations of ORIX and Borrower shall be governed by, and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles, provided that ORIX shall retain all rights arising under federal law. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York State Court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or any act, transaction, dispute or controversy arising hereunder or thereunder or relating hereto or thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein or in the Loan Agreement shall limit the right of ORIX to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against ORIX or any affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in New York, New York. This Amendment, the Loan Agreement, and the other written documents and agreements between ORIX and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. To the extent any provisions of this Amendment directly conflict with any provisions of the Loan Agreement, the provisions of this Amendment shall control. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between ORIX and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

[Signatures on Next Page]

Borrower:

EFASHION SOLUTIONS, LLC

By____________________________
President or Vice President

ORIX:

ORIX VENTURE FINANCE LLC

By [signature]
Kevin P. Sheehan, President and CEO

[Signature Page—Amendment to Loan Documents]

Borrower:	ORIX:
EFASHION SOLUTIONS, LLC	ORIX VENTURE FINANCE LLC
By ____________________	By ____________________
President or Vice President	Kevin P. Sheehan, President and CEO

[Signature Page—Amendment to Loan Documents]